EXHIBIT 99.1

Next, Inc. Announces Revenues of $12.5 Million For Year

Ended November 30, 2002

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—March 14, 2003—Next Inc. (OTCBB:NXTI—News) announces their financial results for fiscal year ended November 30, 2002.

Next, Inc. reported revenues of $12,451,436 for fiscal year ended November 2002, a 15.1% increase, compared to $10,822,517 for 2001. Gross Profit increased by 29.1% to $3,560,943 in 2002 compared to $2,758,117 in 2001. During fiscal 2002, the Company expensed approximately $700,000 of costs related to the public merger, acquisitions, associated professional fees and the build up of its corporate staff necessary for the Company to support its strategic plan of future growth and diversification. The Company had no similar costs during the same period in the prior year.

Net income for its fiscal year ended November 30, 2002, was ($83,005) (after the expenses incurred above) compared to $292,857 for the fiscal year ended November 30, 2001. Primary and Fully Diluted Earnings per share were ($0.01) and $0.05 for the fiscal years ended November 30, 2002, and November 30, 2001, respectively.

Mr. Dan Cooke, Chairman of the Board and CEO, stated, “During the fiscal year 2002 the Company has taken significant steps to build shareholder value and enhance the Company’s infrastructure to support its strategic growth plan. Next has finalized its public merger; completed the acquisition of CMJ Ventures; laid the groundwork for future acquisitions; expanded its licensed products in college and universities through its CollegeWear USA Program; and completed its Motor Sports Program under “RPM Motor Sports”. During 2003, we expect the Company to continue its internal growth and further expand through acquisitions. We believe that Next is positioned to show significant shareholder value to its investors.”

About NEXT INC:

NEXT, one of the dominant companies in the highly fragmented licensed promotional products and imprinted sportswear industries, is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.

NEXT has 11.1 million outstanding common shares and trades under the symbol NXTI.

The information provided for in this Press Release contains forward looking statements and information with respect to plans, projections or future performance of the Company, the occurrence of which involves risks and uncertainties that could cause the Company’s actual results to differ materially from expected results. Such risks include the timing of implementation and the scope of success of the program described herein. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, seasonality, expansion and other activities of competitors, and the general conditions of the economy and its effects on the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statements were made. The Company’s actual results could differ significantly from those discussed or implied herein.